Exhibit 10

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 21, 2013, is entered into by and among CONTINENTAL MATERIALS CORPORATION, a Delaware corporation (the “Company”), the financial institutions that are or may from time to time become parties to the Credit Agreement referenced below (together with their respective successors and assigns, the “Lenders” and each, a “Lender”) and THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank as Administrative Agent for each Lender (the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement referenced below.

WHEREAS, the Lender previously made available to the Company a credit facility pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement, dated as of November 18, 2011, by and among the Company, the Lender and the Administrative Agent (as further amended, restated or supplemented from time to time, the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Lender previously (i) made available to the Company a revolving credit facility in the amount of $20,000,000, and (ii) funded a term loan in the original principal amount of $4,648,000; and

WHEREAS, the parties to this Amendment desire to amend the Credit Agreement to, among other things, (i) reduce the Revolving Commitment to $15,000,000 from $20,000,000, and (ii) modify certain of the financial covenants, related definitions and test dates, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, to induce the Lender and Administrative Agent to enter into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by the parties hereto as follows:

Section 1.  Incorporation of Recitals.  The foregoing recitals are hereby incorporated into and made a part of this Amendment.

Section 2.  Amendment of the Credit Agreement.  It is hereby agreed and understood that, subject to the complete fulfillment and performance of the conditions precedent set forth in Section 8 of this Amendment, the Credit Agreement is hereby amended and modified as follows:

A.                                    Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended as follows:

(1)                                 The definition of “Adjusted EBITDA” is hereby deleted in its entirety and replaced with the following:

“[Intentionally Deleted].”

(2)                                 The definition of “Excess Cash Flow” is hereby deleted in its entirety and replaced with the following:

“Excess Cash Flow means, for any period, the remainder of (a) EBITDA for such period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of the Term Loan made during such period, plus (ii) voluntary prepayments of the Term Loan pursuant to Section 6.2.1 during such period, plus (iii) mandatory prepayments of the Term Loan made pursuant to Section 6.2.2 during such period to the extent the amount of such mandatory prepayment was included in EBITDA for such period, plus (iv) cash payments made in such period with respect to Capital Expenditures, plus (v) all income taxes paid in cash by the Loan Parties during such period, plus (vi) cash Interest Expense of the Loan Parties during such period.”

(3)                                 The definition of “Fixed Charge Coverage Ratio” is hereby deleted in its entirety and replaced with the following:

“Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the sum for such period of (i) EBITDA, minus (ii) the sum of income taxes paid in cash by the Loan Parties and all unfinanced Capital Expenditures to (b) the sum for such period of (i) Interest Expense, plus (ii) required payments of principal of Funded Debt (including the Term Loan but excluding the Revolving Loans).”

(4)                                 The definition of “Revolving Commitment” is hereby deleted in its entirety and replaced with the following:

“Revolving Commitment means $15,000,000, as reduced from time to time pursuant to Section 6.1.”

B.                                    Section 11.13.1.  Section 11.13.1 (Minimum Fixed Charge Coverage Ratio) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“11.13.1                                                 Minimum Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio for any Computation Period referenced below to be less than the applicable amount set forth below:

Computation Period Ending	Fixed Charge Coverage Ratio
March 29, 2014	1.0 to 1.0

June 28, 2014 and each Fiscal Quarter end thereafter	1.15 to 1.0”

C.                                    Section 11.13.2.  Section 11.13.2 (Minimum Tangible Net Worth) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“11.13.2                                                 Minimum Tangible Net Worth.  Not permit Tangible Net Worth as of the last day of any Computation Period to be less than $35,000,000 (provided that the required amount of Tangible Net Worth shall increase (but not decrease) each Fiscal Year, commencing with the beginning of Fiscal Year 2014, by an amount equal to fifty percent (50%) of the Consolidated Net Income for the immediately preceding Fiscal Year.

D.                                    Section 11.13.4.  Section 11.13.4 (Capital Expenditures) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“11.13.4                                                 Capital Expenditures.  Not permit the aggregate amount of all Capital Expenditures made by the Loan Parties (other than Williams EcoLogix) in any Fiscal Year to exceed $4,000,000.”

E.                                     Section 11.13.6.  The following new Section 11.13.6 (Minimum EBITDA) is hereby added to the Credit Agreement:

“11.13.6                                                 Minimum EBITDA.  Not permit EBITDA for any period referenced below to be less than the applicable amount set forth below:

Period Ending	EBITDA
Period from and including December 30, 2012 to and including September 28, 2013	$1,500,000

Period from and including December 30, 2012 to and including December 28, 2013	$2,500,000	”

Section 3.  Additional Agreements - Financial Covenants.  Notwithstanding anything to the contrary contained in the Credit Agreement (as revised by this Amendment):

(1)                                 with respect to the Computation Period ending March 30, 2013, if the Revolving Outstandings are less than $5,000,000 and Excess Availability is greater than $5,000,000, then the only financial covenants under Section 11.13 of the Credit Agreement to be tested in respect of such Computation Period shall be Tangible Net Worth (Section 11.13.2) and the Balance Sheet Leverage Ratio (Section 11.13.3);

(2)                                 with respect to the Computation Period ending June 29, 2013, if the Revolving Outstandings are less than $5,000,000 and Excess Availability is greater than $5,000,000, then the only financial covenants under Section 11.13 of the Credit

Agreement to be tested in respect of such Computation Period shall be Tangible Net Worth (Section 11.13.2) and the Balance Sheet Leverage Ratio (Section 11.13.3);

(3)                                 with respect to the Computation Period ending March 30, 2013, if the Revolving Outstandings are greater than $5,000,000 or Excess Availability is less than $5,000,000, then in addition to, and not in limitation of, the financial covenants set forth in Section 11.13 of the Credit Agreement for such Computation Period, EBITDA for such Computation Period must be greater than $3,000,000; and

(4)                                 with respect to the Computation Period ending June 29, 2013, if the Revolving Outstandings are greater than $5,000,000 or Excess Availability is less than $5,000,000, then in addition to, and not in limitation of, the financial covenants set forth in Section 11.13 of the Credit Agreement for such Computation Period, EBITDA for such Computation Period must be greater than $3,000,000.

Section 4.  Compliance Certificate.  The form of Compliance Certificate (attached as Exhibit B to the Credit Agreement) is hereby amended to reflect the amendments contained in this Amendment, such as deletion of the term “Adjusted EBITDA,” the addition of new Section 11.13.6 (Minimum EBITDA), and the modifications to the covenant levels.

Section 5.  2012 Excess Cash Flow Calculation.  Notwithstanding anything to the contrary contained in the Credit Agreement, this Amendment or otherwise, the calculation of Excess Cash Flow for Fiscal Year 2012 (and each subsequent Fiscal Year) shall be based on the definition of Excess Cash Flow contained in this Amendment.

Section 6.  Revolving Loan Note and Term Loan Note.  It is hereby agreed and understood that the Amended and Restated Revolving Loan Note and the Amended and Restated Term Loan Note remain in full force and effect and that the Obligations evidenced thereby remain due and payable on the terms set forth therein and in the Credit Agreement, except that the face amount of the Amended and Restated Revolving Loan Note shall be reduced from $20,000,000 to $15,000,000 on the date of this Amendment so long as the Revolving Outstandings are below $15,000,000 on such date.  The Amended and Restated Revolving Loan Note shall be deemed amended to reflect such reduction.

Section 7.  Amendment of the Loan Documents.  It is hereby agreed and understood by the Administrative Agent, each Lender and the Company that, subject to the complete fulfillment and performance of the conditions precedent set forth in Section 8 of this Amendment and effective as of the effective date of this Amendment, each reference to the Credit Agreement, the Revolving Loan, the Term Loan, the Amended and Restated Revolving Loan Note, the Amended and Restated Term Loan Note, and/or any other defined terms or any Loan Documents in any Loan Documents shall be deemed to be a reference to any such defined terms or such agreements as such terms or agreements are amended or modified by this Amendment.  Any breach of any representation, warranty, covenant or agreement contained in this Amendment shall be deemed to be an Event of Default for all purposes of the Credit Agreement.

Section 8.  Conditions Precedent.  The effectiveness of this Amendment and the obligations of the Administrative Agent and each Lender hereunder are subject to the satisfaction, or waiver by the Administrative Agent, of the following conditions precedent on or before the date hereof (unless otherwise provided or agreed to by the Administrative Agent) in addition to the conditions precedent specified in Section 12.2 of the Credit Agreement:

A.                                    The Company shall have (i) paid to the Administrative Agent, for its benefit and the ratable benefit of each Lender, an amendment fee of $15,000, and (ii) paid and/or reimbursed all reasonable fees, costs and expenses relating to this Amendment and owed to the Lender pursuant to the Credit Agreement in connection with this Amendment.

B.                                    The Company shall have delivered, or caused to be delivered, original fully completed, dated and executed originals of (i) this Amendment, (ii) such other certificates, instruments, agreements or documents as the Administrative Agent may reasonably request (each of the foregoing certificates, instruments, agreements and documents described in this Section 8(B) (other than this Amendment) which constitute Loan Documents are hereinafter referred to collectively as the “Other Documents”).

C.                                    The Company shall have delivered certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of this Amendment and the Loan Documents referenced herein.

D.                                    The following statements shall be true and correct and the Company, by executing and delivering this Amendment to the Lender and the Administrative Agent, hereby certifies that the following statements are true and correct as of the date hereof:

(1)                                 Other than as expressly contemplated by this Amendment, since the date of the most recent financial statements furnished by the Company to the Administrative Agent (which financial statements were true and correct in all material respects and otherwise conformed to the requirements set forth in the Credit Agreement for such financial statements), there shall have been no change which has had or will have a material adverse effect on the business, operations, properties or financial condition of the Loan Parties taken as a whole;

(2)                                 The representations and warranties of the Company set forth in the Credit Agreement and the other Loan Documents (as amended by this Amendment) are true and correct in all respects on and as of the date of this Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and no Unmatured Event of Default or Event of Default has occurred and is continuing; and

(3)                                 No consents, licenses or approvals are required in connection with the execution, delivery and performance by the Company of this Amendment or the Other Documents or the validity or enforceability against the Company of this Amendment or the Other Documents which have not been obtained and delivered to the Lender.

Section 9.  Miscellaneous.

A.                                    Except as expressly amended and modified by this Amendment, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect in accordance with the terms thereof.

B.                                    This Amendment may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

C.                                    This Amendment shall be construed in accordance with and governed by the internal laws, and not the laws of conflict, of the State of Illinois.

D.                                    The headings contained in this Amendment are for ease of reference only and shall not be considered in construing this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Credit Agreement to be duly executed as of the day and year first above written.

COMPANY:

CONTINENTAL MATERIALS CORPORATION

By:	/s/ Joseph J. Sum
Joseph J. Sum
Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDER:

THE PRIVATEBANK AND TRUST COMPANY

By:	/s/ Richard Pierce
Richard Pierce
Managing Director